                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-47599


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 18, 1998)
                                 $250,000,000

                                    EQUIFAX

                             6.30% NOTES DUE 2005
                     INTEREST PAYABLE JANUARY 1 AND JULY 1

  Interest on the $250,000,000 6.30% Notes Due 2005 (the "Notes") of Equifax Inc. (the "Company") will be payable semiannually on January 1 and July 1 of each year, commencing January 1, 1999. The Notes will mature on July 1, 2005. The Notes will be subject to redemption at the option of the Company at the greater of (i) 100% of the principal amount thereof or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes from the redemption date to the applicable maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued interest thereon to the date of redemption. See "Description of Notes -- Optional Redemption" herein. The Notes will not be subject to any sinking fund.

  The Notes will be represented by one or more global securities (each a "Global Security") registered in the name of a nominee of The Depository Trust Company (the "Depositary"). Beneficial interests in Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and by its participants. Except as described herein, owners of beneficial interests in the Notes will not be entitled to physical delivery of individual certificates for their Notes in definitive form. See "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus.

                               ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
  WHICH  IT RELATES.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A CRIMINAL
  OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              UNDERWRITING         PROCEEDS TO
                       PRICE TO PUBLIC(1)     DISCOUNTS(2)        COMPANY(1)(3)
-------------------------------------------------------------------------------
Per Note.............        99.531%              0.625%             98.906%
-------------------------------------------------------------------------------
Total................     $248,827,500         $1,562,500         $247,265,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from June 30, 1998 to date of delivery.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $400,000.

                               ---------------
  The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part and to certain other conditions. It is expected that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York on or about June 30, 1998 against payment therefor in immediately available funds.

BEAR, STEARNS & CO. INC.                         BANCAMERICA ROBERTSON STEPHENS
     CIBC OPPENHEIMER
               FIRST UNION CAPITAL MARKETS
                       SUNTRUST EQUITABLE SECURITIES

           The date of this Prospectus Supplement is June 24, 1998.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." These forward-looking statements reflect management's current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that, either individually or in the aggregate, may affect the operations, performance, development and results of the Company's business include, but are not limited to: a significant change in the growth rate of the overall U.S. economy, such that consumer spending and related consumer debt are materially impacted; a material decline or change in the marketing techniques of credit card issuers; unexpected pricing pressure above and beyond the levels experienced in the last several years; a significant reversal of the trend toward credit card use increasing as a percentage of total consumer expenditures; the Company's realization of cost control and synergies from integration of acquisitions at levels lower than expected; risks associated with investments and operations in foreign countries, including regulatory environments, exchange rate fluctuations and local political, social and economic factors; the extent to which the Company can continue its successful development and marketing of new products and services to existing and new industries; material changes in regulatory environments; the Company incurring higher than expected costs to achieve, or not achieving, "year 2000" readiness, or the failure of Company vendors or customers to timely achieve "year 2000" readiness in a manner that has a material adverse impact on the business, operations or financial results of the Company; a drastic negative change in market conditions; or other unforeseen difficulties. Potential investors are cautioned that the foregoing or other events or circumstances could cause the Company's actual performance and financial results in future periods to differ materially from those expressed in the forward-looking statements.

                                  THE COMPANY

  The Company is a leading worldwide provider of information and transaction processing and decision support tools and services to facilitate consumer and business-initiated financial transactions. The Company facilitates the transaction process for its customers by providing services and systems that help grant credit, authorize and process credit card and check transactions, manage receivables, predict consumer behavior, market products and manage risk. The information provided by these services is distributed to customers primarily through electronic data interfaces.

  During 1997, the Company facilitated more than 10 million on-line transactions per day for over 300,000 customers around the world. The Company operates in 17 countries with sales in over 40 countries and conducts its business through four principal segments: North American Information Services, Payment Services, Equifax Europe, and Equifax Latin America, each of which comprises a number of operating subsidiaries. Sales and percentage of total revenues for each of these segments for 1997 were as follows:

                                                                      PERCENTAGE
                                                                       OF TOTAL
                           SEGMENT                          SALES      REVENUES
                           -------                      ------------- ----------
                                                        (IN MILLIONS)
       North American Information Services.............    $709.0         52%
       Payment Services................................     440.0         32%
       Equifax Europe..................................     178.6         13%
       Equifax Latin America...........................      28.8          2%
       Other...........................................       9.6          1%

  Information in this Prospectus Supplement concerning the Company's market share and competitive position is based on internal, industry and other sources that are believed to be reliable. While external market share data is generally not available, the Company believes that the information presented in this Prospectus Supplement is generally indicative of the Company's relative market share and competitive position.

NORTH AMERICAN INFORMATION SERVICES

  Businesses in this segment primarily furnish consumer credit reporting information and decision support and credit management services designed to meet specific customer needs in both the U.S. and Canada. These services include consumer credit reporting information, credit marketing services, risk management (receivables portfolio management and collections), debtor location, fraud detection and prevention, mortgage loan origination information, credit scoring, modeling and analytic services, and data mining. In Canada, financial services also include business credit information and check warranty services.

  The Company's operations in this segment are organized by the following industry groups to allow for customer focus and specialized industry solutions: banking, finance, retail, telecommunications/utilities and healthcare administration.

  Based on market share, the Company is a leader in providing consumer credit information to its customers in the U.S. Based on management estimates, the Company believes that it is the leading provider of consumer and commercial credit information in Canada.

PAYMENT SERVICES

  The Company's Payment Services segment provides card and check services and software for card issuing, merchant processing and collections processing. The card services provided include bank and debit card transaction processing, cardholder support, marketing services, portfolio management and analysis, facilities management, merchant processing, credit marketing, and risk management. Industry sources indicate that the Company is the leading full-service credit card processor for credit unions and community banks.

  Check services include check warranty and verification services, check management systems, on-line point of sale credit prescreening, customer service, risk consulting, data exchanges, point-of-sale credit and marketing solutions, and retail collections. The Company warranted or verified $15.8 billion of checks in 1997. Customers include national and regional retail chains, hotels and motels, automobile dealers and rental car companies and other retailers.

  The Company also develops and licenses software services for card issuing, merchant processing and collections processing. Card software product customers are diverse and include some of the world's largest financial institutions. During 1997, customers using the Company's software processed over 100 million accounts in 29 countries.

EQUIFAX EUROPE

  Equifax Europe consists of operations in the United Kingdom, Spain, Portugal, Ireland, France, Australia and New Zealand. Businesses in this segment primarily provide consumer and commercial credit services, but also provide other financial services, including credit application processing, credit scoring, check warranty and payment services, auto lien and other information, marketing services, modeling, and analytic and risk management services.

  Equifax Europe offers services to customers in the United Kingdom in five primary industries: finance, retail, automotive, telecommunications and utilities. Throughout the United Kingdom, the Company also supports small and medium-size businesses operating in a variety of diverse markets. Equifax Europe also sells some services, such as automobile lien information, directly to consumers.

  The Company believes, based on management estimates, that it is the leading provider of consumer and business credit information in the United Kingdom and is the check warranty market share leader. The Company believes that it is the largest provider of credit information services in Spain and Portugal.

EQUIFAX LATIN AMERICA

  Equifax Latin America is comprised of two principal subsidiaries, DICOM in Chile and Veraz in Argentina, both of which provide consumer and commercial credit information services. Equifax Latin America also has operations in Peru, Colombia, El Salvador and Mexico. In addition to consumer and commercial credit services, DICOM provides import/export data, legal trademark, stock market and other consumer information. Customers include retailers, banks, utilities, telecommunications companies, manufacturers and individual consumers.

  The Company believes that Veraz is the leading consumer and commercial credit information provider in Argentina, while DICOM is the leading provider in Chile.

AGREEMENT WITH COMPUTER SCIENCES CORPORATION

  The Company has an agreement with Computer Sciences Corporation ("CSC") under which credit bureaus owned by CSC and certain CSC affiliate bureaus utilize the Company's credit database service. CSC and these affiliates retain ownership of their respective credit files and the revenues generated by their credit reporting activity. The Company receives a processing fee for maintaining the database and for each report supplied. This agreement expires in July 1998 and is renewable at the option of CSC for successive ten-year periods. CSC has elected to renew the term of the agreement for the ten-year period beginning August 1, 1998. The agreement provides CSC with an option to sell its credit reporting businesses to the Company, and provides the Company with an option to purchase CSC's credit reporting businesses if CSC does not elect to renew the agreement, or if there is a change in control of CSC. Both options expire in 2013. The option price is determined through July 31, 1998 by certain financial formulas. Based on the financial formulas, the Company currently estimates the option price for CSC's credit reporting businesses to be approximately $375 million. In its annual report for its fiscal year ended March 28, 1997, CSC stated that the option price for both its credit reporting and collection businesses (including the collection businesses subsequently sold to the Company for $38 million) approximated $538 million at March 28, 1997. Beginning in August 1998, the option price will be determined by an appraisal procedure. CSC's option provides for a closing of the acquisition within 180 days of exercise of the option. Management believes that the Company's internally generated funds, existing credit facilities, and additional debt capacity will be sufficient to finance the purchase of CSC, if necessary.

RECENT DEVELOPMENTS

  In August 1997, the Company spun off its Insurance Services industry segment. The spinoff was accomplished by the Company's contribution of the business units that comprised the Insurance Services segment into one wholly-owned subsidiary, ChoicePoint, Inc. ("ChoicePoint"), and the subsequent distribution of all the common stock of ChoicePoint to the Company's shareholders. The two companies were separated for accounting purposes on July 31, 1997.

  From January through May 1998, the Company has continued to expand by making several acquisitions for an aggregate amount of $80 million. These acquisitions include the collection business of CSC for $38 million and a risk management business in the United Kingdom for $26.4 million. The Company has entered into an agreement to acquire a Vancouver, Canada, credit bureau and a portion of the remaining minority interest in the Company's Canadian subsidiary for an aggregate amount of approximately $47 million.

  The Company continues to seek acquisition prospects for its various business segments, and it is presently actively engaged in negotiations involving several possible acquisitions. Current negotiations could lead to one or more acquisitions of businesses which would constitute significant subsidiaries of the Company, although there can be no assurance that any of these negotiations will be successfully concluded. The consideration used for future acquisitions could be in the form of cash, Company Common Stock or a combination thereof. Any cash utilized would be derived from operations, from the proceeds of offerings of additional Debt Securities, or through additional borrowings.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated:

                               FOR THE YEAR ENDED DECEMBER 31,   FOR THE THREE
                              ----------------------------------  MONTHS ENDED
                               1993   1994   1995   1996   1997  MARCH 31, 1998
                              ------ ------ ------ ------ ------ --------------
Ratio of earnings to fixed
 charges(1)..................   8.1    10.1   9.6    10.6   11.1      8.4

--------
(1) On August 7, 1997, the Company completed a spinoff of its Insurance Services industry segment. The above calculations exclude the results of that segment for each year presented.

  The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.

                                USE OF PROCEEDS

  Substantially all of the net proceeds received by the Company from the sale of the Notes will be utilized by the Company for the repayment of indebtedness under the Company's revolving credit facility due 2002 (with a floating interest rate which, at March 31, 1998, was 5.84%), the total outstanding amount of which is projected to be approximately $275 million as of June 30, 1998. After giving effect to the sale of the Notes, an additional $150 million of Debt Securities (the "Additional Debt Securities") will remain available for sale under the Company's shelf registration statement, and it is the Company's intention, subject to market conditions, to issue and sell up to the full amount of the Additional Debt Securities by the end of the third quarter of 1998. The net proceeds, if any, to be received by the Company from any sale of Additional Debt Securities are expected to be used to repay the outstanding balance on the revolving credit facility, and the remaining net proceeds, if any, are expected to be utilized for working capital and expansion of the businesses of the Company and its subsidiaries, and for other general corporate purposes. The Company also anticipates using proceeds from time to time in connection with its ongoing acquisition activities. See "The Company -- Recent Developments." To the extent not theretofore utilized, the net proceeds received by the Company may be placed in short-term investments, including commercial paper and certificates of deposit, or utilized to reduce other short-term borrowings.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical financial data for the Company for each of the five years in the period ended December 31, 1997 and for the three-month periods ended March 31, 1997 and 1998. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the unaudited consolidated interim financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, including the notes thereto, incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                               THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                       MARCH 31,
                         --------------------------------------------------    -------------------
                           1993     1994      1995       1996       1997         1997      1998
                         -------- -------- ---------- ---------- ----------    --------- ---------
                                                                                   (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue....... $813,235 $968,660 $1,105,309 $1,222,798 $1,366,087    $ 312,062 $ 353,094
Operating income........  115,662  197,881    231,147    256,588    298,908       68,547    80,994
Income from continuing
 operations before
 income taxes and
 cumulative effect of
 accounting change......  110,801  193,538    223,140    262,549    323,138       64,450    74,683
Net income.............. $ 63,515 $120,346 $  147,650 $  177,617 $  183,737(1) $  44,717 $  44,735
Net income per common
 share (basic).......... $   0.42 $   0.81 $     0.98 $     1.22 $     1.27(1) $    0.31 $    0.32
Weighted average common
 shares outstanding
 (basic)................  150,114  148,608    151,357    145,518    144,233      145,176   141,704
Net income per common
 share (diluted)........ $   0.42 $   0.79 $     0.96 $     1.19 $     1.24(1) $    0.30 $    0.31
Weighted average common
 shares outstanding
 (diluted)..............  151,631  150,691    154,375    149,207    147,818      148,953   144,812
Dividends per share..... $  0.280 $  0.303 $    0.315 $    0.330 $    0.345    $  0.0825 $  0.0875

                                           DECEMBER 31,                         MARCH 31,
                         ------------------------------------------------ ---------------------
                           1993     1994     1995      1996       1997       1997       1998
                         -------- -------- -------- ---------- ---------- ---------- ----------
                                                                               (UNAUDITED)
                                                     (IN THOUSANDS)
BALANCE SHEET DATA
Total assets............ $643,279 $934,832 $976,173 $1,207,518 $1,177,104 $1,269,662 $1,242,929
Long-term debt.......... $200,070 $211,962 $302,665 $  304,942 $  339,301 $  330,890 $  428,203
Shareholders' equity.... $254,031 $361,935 $353,465 $  424,950 $  349,397 $  456,081 $  326,210

--------
(1) The year ended December 31, 1997 includes an expense of $3,237,000 after tax, or $.02 per share, for an accounting change relating to EITF No. 97-13 regarding accounting for business process re-engineering costs.

                                CAPITALIZATION

  The following table sets forth the capitalization and short-term indebtedness of the Company at March 31, 1998, and as adjusted to give effect to the sale of the Notes, to the contemplated sale (subject to market conditions) of the $150 million of Additional Debt Securities remaining unsold under the Company's shelf registration statement, and to the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with, and is qualified in its entirety by reference to, the Company's financial statements and related notes contained in documents incorporated by reference in the accompanying Prospectus.

                                                        MARCH 31, 1998
                                                     -------------------------
                                                      ACTUAL       AS ADJUSTED
                                                     ---------     -----------
                                                        (IN THOUSANDS)
SHORT-TERM DEBT:
Notes payable to banks.............................. $     153      $     153
Current maturities of long-term debt................     5,628          5,628
                                                     ---------      ---------
    Total short-term debt........................... $   5,781      $   5,781
                                                     =========      =========
LONG-TERM DEBT:
Revolving credit facility, variable interest rate
 (5.84% at March 31, 1998), due 2002................ $ 215,000 (1)  $     --
6 1/2% Senior Notes Due 2003........................   200,000        200,000
6.30% Notes Due 2005................................       --         250,000
Additional Debt Securities..........................       --         150,000
Other long-term debt................................    13,203         13,203
                                                     ---------      ---------
  Total long-term debt..............................   428,203        613,203
                                                     ---------      ---------
SHAREHOLDERS' EQUITY:
Common stock, $1.25 par value; 300,000,000 shares
 authorized; 173,021,000 shares issued; 141,283,000
 shares outstanding.................................   216,276        216,276
Preferred Stock, $0.01 par value; 10,000,000 shares
 authorized; no shares issued and outstanding in
 1998 or 1997.......................................       --             --
Paid-in capital.....................................   252,242        252,242
Retained earnings...................................   453,331        453,331
Accumulated other comprehensive income..............   (20,266)       (20,266)
Treasury stock at cost, 25,185,000 shares...........  (510,806)      (510,806)
Stock held by employee benefits trusts, at cost,
 6,553,000 shares...................................   (64,567)       (64,567)
                                                     ---------      ---------
  Total shareholders' equity........................   326,210        326,210
                                                     ---------      ---------
  Total long-term debt and shareholders' equity..... $ 754,413      $ 939,413
                                                     =========      =========

--------
(1) The amount outstanding under the revolving credit facility is projected to be approximately $275 million as of June 30, 1998. The net proceeds from the sale of the Notes and a portion of the net proceeds from the sale of any Additional Debt Securities that may be sold (subject to market conditions) will be applied against the outstanding balance of the revolving credit facility.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered by this Prospectus Supplement supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities under "Description of Debt Securities" in the accompanying Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the accompanying Prospectus.

GENERAL

  The Notes will constitute a separate series of Debt Securities to be issued under the Indenture. The Notes will bear interest at the rate of 6.30% per annum and will mature on July 1, 2005. The Notes will be subject to optional redemption prior to maturity (see "Optional Redemption" below), but they will not be subject to any sinking fund or to repayment or purchase at the option of the Holder.

  Interest on the Notes will accrue from June 30, 1998 and will be payable semi-annually on each January 1 and July 1, commencing January 1, 1999, to the persons in whose names the Notes are registered at the close of business on the December 15 or June 15, as the case may be, prior to the interest payment date.

  The Notes will be issued as "Registered Securities" in book-entry form through the facilities of The Depository Trust Company. See "-- Book-Entry System" and "-- Same-Day Settlement and Payment" below, and "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus. The Notes will not be issued as Discount Securities.

  The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. Obligations of the Company's subsidiaries, however, will represent prior claims with respect to the assets and earnings of such subsidiaries. See "Description of Debt Securities -- General" in the accompanying Prospectus.

  The Notes will be subject to the provisions of the Indenture relating to the legal defeasance option and the covenant defeasance option, as described under "Defeasance" below and "Description of Debt Securities -- Discharge, Legal Defeasance and Covenant Defeasance" in the accompanying Prospectus.

CERTAIN COVENANTS

  Under the Indenture, the following covenants will apply to the Notes:

  Limitation Upon Mortgages and Liens. Neither the Company nor a Subsidiary may create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any mortgage, pledge, lien or encumbrance upon any Principal Facility or any stock of any Subsidiary or indebtedness of any Subsidiary to the Company or any other Subsidiary without equally and ratably securing the Notes. This limitation will not apply to certain permitted encumbrances as described in the Indenture, including (a) purchase money mortgages entered into within specified time limits; (b) liens extending, renewing or refunding any liens permitted by clause (a) of this covenant; (c) liens existing on acquired property; (d) certain tax, materialmen's, mechanic's and judgment liens, certain liens arising by operation of law and certain other similar liens; (e) liens in connection with certain government contracts; (f) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; (g) liens to secure the cost of construction or improvement of any property entered into within specified time limits; and (h) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (a) under "-- Limitation Upon Sale and Leaseback Transactions" below does not exceed 15% of Consolidated

Stockholders' Equity. See "Description of Debt Securities -- Certain Definitions" in the accompanying Prospectus for definitions of the terms "Consolidated Stockholders' Equity", "Principal Facility" and "Wholly-Owned Subsidiary".

  Limitation Upon Sale and Leaseback Transactions. The Company and any Subsidiary will be prohibited from selling any Principal Facility owned on the date of the Indenture with the intention of taking back a lease thereof, other than a temporary lease (a lease of not more than 36 months) with the intent that the use of the property by the Company or such Subsidiary will be discontinued at or before the expiration of such period, unless (a) the sum of the sale price of property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by mortgages, pledges, liens and encumbrances referred to in clause (h) under "-- Limitation Upon Mortgages and Liens" above does not exceed 15% of Consolidated Stockholders' Equity, or
(b) the greater of the net proceeds of such sale or the fair market value of such Principal Facility (which may be conclusively determined by the Board of Directors of the Company) are applied within 120 days to the optional retirement of Notes or to the optional retirement of other Funded Debt of the Company ranking on a parity with the Notes. See "Description of Debt Securities -- Certain Definitions" in the accompanying Prospectus for definitions of the terms "Consolidated Stockholders' Equity", "Funded Debt" and "Principal Facility".

OPTIONAL REDEMPTION

  The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes from the redemption date to the applicable maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued interest thereon to the date of redemption.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

  "Comparable Treasury Price" means with respect to any redemption date for the Notes, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., BancAmerica Robertson Stephens and two other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Treasury Rate" means, with respect to any redemption date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no United States Treasury Security has a maturity within three months before or after the maturity date of the Notes to be redeemed, then yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

  Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

MERGER OR CONSOLIDATION

  The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the successor corporation is a U.S. domestic corporation and expressly assumes the Company's obligations with respect to the Notes and under the Indenture; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (3) certain other conditions are met.

DEFEASANCE

  The Company, at its option, (i) will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of the Notes, replace stolen, lost or mutilated Notes, maintain Paying Agencies, and hold money for payment in trust) or (ii) will not be subject to the provisions of the Indenture described above under "Certain Covenants" with respect to the Notes in each case if the Company complies with certain conditions under the Indenture, including that it deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any premium) of, and interest on, the Notes on the dates such payments are due in accordance with the terms of such Notes. For the Company to exercise any such option, among other conditions (1) the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Notes to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause
(i), a ruling to such effect received from or published by the United States Internal Revenue Service or an opinion that applicable Federal income tax law has changed to such effect; (2) the exercise must not result in the trust constituting an investment company under the Investment Company Act of 1940, as amended, unless qualified or exempt from regulation thereunder; (3) the Company must deliver an Officer's Certificate to the effect that the Notes, if then listed on any national securities exchange, would not be delisted as a result of the exercise of such option; and (4) no Event of Default or event (including such deposit) which, with notice or lapse of time, or both, would become an Event of Default with respect to the Notes has occurred and is continuing.

BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of Global Securities deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. See "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus.

  So long as the Depositary or its nominee is the registered owner of the Global Securities, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Securities for all purposes under the Indenture. Except as described under "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus, owners of beneficial interests in the Global Securities will not be entitled to have Notes represented by the Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or Holders thereof under the Indenture.

  Principal, premium and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Securities. None of the Company, any Underwriter, the Trustee under the Indenture or any Paying Agent for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  A further description of the Depositary's procedures with respect to the Global Securities is set forth in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities".

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal, premium and interest on Global Securities will be made by the Company in immediately available funds.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement dated June 30, 1998 (the "Underwriting Agreement"), the Company has agreed to sell to each of the several Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                PRINCIPAL AMOUNT
                           UNDERWRITER                              OF NOTES
                           -----------                          ----------------
   Bear, Stearns & Co. Inc.....................................   $126,000,000
   BancAmerica Robertson Stephens..............................     62,000,000
   CIBC Oppenheimer............................................     31,000,000
   First Union Capital Markets.................................     25,000,000
   SunTrust Equitable Securities Corporation...................      6,000,000
                                                                  ------------
     Total.....................................................   $250,000,000
                                                                  ============

  Under the terms of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

  The Underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page hereof and in part to certain securities dealers at such price less a concession of 0.375% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes. However, the Underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after the offering of the Notes. Specifically, the Underwriters may overallot or otherwise create a short position in the Notes by selling more Notes than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Notes in the open market. In addition, the Underwriters may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received and will receive customary fees and commissions.

                                 LEGAL MATTERS

  The legality of the Notes offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Atlanta, Georgia, counsel to the Company, and for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated in the accompanying Prospectus by reference. Such consolidated financial statements and schedule are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                                 $400,000,000

                                 EQUIFAX INC.

                                  SECURITIES

  Equifax Inc., a Georgia corporation (the "Company"), may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $0.01 per share ("Preferred Stock"), in one or more series, (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (iv) shares of common stock, $1.25 par value per share, with attached rights to purchase shares of such common stock ("Common Stock") or (v) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock ("Warrants", which together with Debt Securities, Preferred Stock, Depositary Shares and Common Stock are referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $400,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), at prices and on terms to be determined at or prior to the time of sale.

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any voting and conversion or exchange rights, (iii) in the case of Depositary Shares, the aggregate number of Depositary Shares offered, the description of Preferred Stock represented by Depositary Shares and the fractional shares of such Preferred Stock represented by each such Depositary Share, (iv) in the case of Common Stock, the number of shares of Common Stock, and (v) in the case of Warrants, the description of the securities subject to the Warrants, the number of Warrants and the exercise price thereof.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, then the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

                               ----------------

                The date of this Prospectus is March 18, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission on and after January 1, 1995 have been or will be electronically filed. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). Certain of the Company's securities are listed on the New York Stock Exchange and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 70 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Annual Report of the Company on Form 10-K for the year ended December 31, 1996, the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the Current Reports of the Company on Form 8-K dated July 17, 1997, July 31, 1997 and August 7, 1997 and the registration statements of the Company on Form 10, dated December 31, 1964, and on Form 8-A, filed on November 2, 1995, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 1600 Peachtree Street, N.W. Atlanta, Georgia 30309 (telephone number (404) 885-8000), Attention: Bruce S. Richards, Esq., Corporate Vice President and General Counsel.

                                  THE COMPANY

  The Company is a global leader in providing financial information and transaction processing solutions. The Company's global operations include consumer and commercial credit information services, payment services, software, modeling, analytics, consulting and direct-to-consumer services. Through an array of knowledge-based solutions, the Company facilitates the transaction process for its customers by providing services and systems that help in making credit decisions, authorizing and processing credit card and check transactions, managing receivables, predicting consumer behavior, marketing products and managing risk. The Company serves a broad range of businesses, including banking, finance, retail, credit card, telecommunications/utilities and health care industries.

  Founded in 1899 as a local credit bureau in Atlanta, Georgia, and incorporated under the laws of Georgia in 1913, the Company today operates as a diverse multinational corporation with operations in 17 countries and sales in over 40 countries. The address of its principal executive offices is 1600 Peachtree Street, N.W., Atlanta, Georgia 30309, and the telephone number of its principal executive offices is (404) 885-8000.

  The Company regularly considers acquisition opportunities as well as other forms of business combinations and divestitures. Historically, the Company has been involved in numerous transactions of varying magnitudes in which the consideration included cash or securities (including common stock) or both. The Company continues to evaluate and pursue transaction opportunities as they arise. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction.

                                USE OF PROCEEDS

  Except as otherwise provided in the Prospectus Supplement for the specific offering of Securities, the net proceeds received by the Company from the sale of the Securities will be utilized by the Company as required from time to time for working capital and expansion of the businesses of the Company and its subsidiaries, for the repayment of existing indebtedness, and for other general corporate purposes. To the extent not theretofore utilized, the net proceeds received by the Company may be placed in short-term investments, including commercial paper and certificates of deposit, or utilized to reduce other short-term borrowings.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The Company to date has not issued Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                      YEARS ENDED DECEMBER 31
                                                   -----------------------------
                                                   1992 1993 1994 1995 1996 1997
                                                   ---- ---- ---- ---- ---- ----
 Ratio of earnings to fixed charges (1)........... 14.4  8.1 10.1  9.6 10.6 11.1

--------
(1) On August 7, 1997, the Company completed the spinoff of its Insurance Services industry segment. The spinoff was accomplished by the Company's contribution of the business units which comprised the Insurance Services segment into one wholly-owned subsidiary, ChoicePoint Inc. All of the common stock of ChoicePoint Inc. was then distributed to the Company's shareholders as a dividend, with one share of ChoicePoint Inc. common stock distributed for each ten shares of the Company's common stock held. The above calculations exclude the results of ChoicePoint Inc. for each year presented.

  The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an indenture, as supplemented from time to time (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the Debt Securities and the Indenture are summaries of the provisions thereof, and are subject to, and are qualified in their entirety by reference to the Indenture, including the definitions of certain terms therein. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company, and the indebtedness represented thereby will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. The Debt Securities may be issued in one or more series. The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities and any applicable Federal income tax considerations that may be applicable in the case of the Offered Debt Securities will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

  The Company conducts its operations through its subsidiaries. The rights of the Company and its creditors, including the Holders (as defined below under "Certain Definitions") of the Debt Securities, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary Accordingly, the Debt Securities will be effectively subordinated to existing and future liabilities of the Company's subsidiaries.

  Reference is made to the Prospectus Supplement for the terms of any series of Debt Securities being offered, including: (1) the title of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the Maturity (as defined below under "Certain Definitions") thereof; (4) the date or dates on which or periods during which such Debt Securities may be issued, and the date or dates on which the principal of (and premium, if any, on) such Debt Securities will be payable; (5) the rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest will be payable and, in the case of Registered Securities (as defined below under "Certain Definitions"), the regular record dates, if any, for the interest payable on such interest payment dates; (6) the additional offices, if any, where the principal of (and premium, if any) and interest on such Debt Securities shall be payable; (7) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holder and the period or periods within which, or the date or dates on which, the prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise; (9) if the coin or currency in which such Debt Securities shall be issuable is U.S. dollars, the denominations of such Debt Securities if other than denominations of $1,000 and any integral multiple thereof; (10) whether such Debt Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default (as defined below under "Events of Default"); (11) provisions, if any, for the defeasance of such Debt Securities; (12) whether such Debt Securities are to be issued as Registered Securities or Bearer

Securities (as defined below under "Certain Definitions") or both, and, if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto; (13) whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions, and, if Bearer Securities of such series are to be issued, the applicable procedures and certificates relating to the exchange of temporary Global Securities for definitive Bearer Securities; (14) if other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which such Debt Securities shall be denominated or in which payment of the principal of (and premium, if any) and interest on such Debt Securities may be made; (15) if the principal of (and premium, if any) or interest on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which such Debt Securities are denominated or payable without such election, the period or periods within which and the terms and conditions upon which, such election may be made; (16) the date as of which such Debt Securities shall be dated; (17) if the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (18) if such Debt Securities are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on such Debt Securities;
(19) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to such Debt Securities; (20) whether such Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary or any common depositary for such Global Securities; and if such Debt Securities are issuable only as Registered Securities, the manner in which and the circumstances under which Global Securities representing such Debt Securities may be exchanged for Registered Securities in definitive form; and (21) any other terms not inconsistent with the Indenture. (Section 3.01)

  The Indenture provides that the aggregate principal amount of Debt Securities that may be issued thereunder is unlimited. The Debt Securities may be issued in one or more series, in each case as authorized from time to time by the Board of Directors of the Company or any committee thereof or any duly authorized officers. (Section 3.01)

  If Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

  The general provisions of the Indenture do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Indenture do provide that neither the Company nor any Subsidiary (as defined below under "Certain Definitions") may subject certain of its property or assets to any mortgage or other encumbrance unless the Debt Securities issued under the Indenture are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Certain Covenants" below. Reference is made to the Prospectus Supplement related to the Offered Debt Securities for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of covenants or other provisions providing event risk or similar protection.

  All of the Debt Securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series. (Section 3.01)

DENOMINATIONS, EXCHANGE, REGISTRATION AND TRANSFER

  Unless otherwise specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. (Section 3.02) The Indenture also provides that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have Coupons attached. (Section 2.01)

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity (as defined below under "Certain Definitions") and with like terms and conditions. If so provided in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the Corporate Trust Office of the Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto. (Section 3.05)

  Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

  Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

  Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

  The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

CERTAIN COVENANTS

  The Indenture contains, among other things, the following covenants:

  Limitation Upon Mortgages and Liens. Neither the Company nor a Subsidiary may create or assume, except in favor of the Company or a Wholly-Owned Subsidiary (as defined below under "Certain Definitions"), any mortgage, pledge, lien or encumbrance upon any Principal Facility (as defined below under "Certain Definitions") or any stock of any Subsidiary or indebtedness of any Subsidiary to the Company or any other Subsidiary without equally and ratably securing the Outstanding Debt Securities. This limitation will not apply to certain permitted encumbrances as described in the Indenture, including (a) purchase money mortgages entered into within specified time limits; (b) liens extending, renewing or refunding any liens permitted by clause (a) of this covenant; (c) liens existing on acquired property; (d) certain tax, materialmen's, mechanic's and judgment liens, certain liens arising by operation of law and certain other similar liens; (e) liens in connection with certain government contracts; (f) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; (g) liens to secure the cost of construction or improvement of any property entered into within specified time limits; and (h) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (a) under "-- Limitation Upon Sale and Leaseback Transactions" below does not exceed 15% of Consolidated Stockholders' Equity (as defined below under "Certain Definitions"). (Section 12.07)

  Limitation Upon Sale and Leaseback Transactions. The Company and any Subsidiary will be prohibited from selling any Principal Facility owned on the date of the Indenture with the intention of taking back a lease thereof, other than a temporary lease (a lease of not more than 36 months) with the intent that the use of the property by the Company or such Subsidiary will be discontinued at or before the expiration of such period, unless (a) the sum of the sale price of property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by mortgages, pledges, liens and encumbrances referred to in clause (h) under "-- Limitation Upon Mortgages and Liens" above does not exceed 15% of Consolidated Stockholders' Equity; or
(b) the greater of the net proceeds of such sale or the fair market value of such Principal Facility (which may be conclusively determined by the Board of Directors of the Company) are applied within 120 days to the optional retirement of Outstanding Debt Securities or to the optional retirement of other Funded Debt (as defined below under "Certain Definitions") of the Company ranking on a parity with the Debt Securities. (Section 12.08)

EVENTS OF DEFAULT

  Under the Indenture, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Debt Security or any payment with respect to the Coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (4) default in the performance, or breach of any covenant or warranty in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with or which expressly has been included in the Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (5) default (A) in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any Subsidiary of the Company (other than Debt Securities of such series), aggregating more than $20 million in principal amount, when due after giving effect to any applicable grace period or (B) in the performance of any other term or provision of any Indebtedness of the Company or any Subsidiary of the Company (other than Debt Securities of such series) in excess of $20 million principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or defaults; (6) the entry against the Company or any Subsidiary of the Company of one or more judgments, decrees or orders by a court from which no appeal may be or is taken for the payment of money, either individually or in the aggregate, in excess of $20 million, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 45 consecutive days after the amount thereof is due without a stay of execution;
(7) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (8) any other Event of Default provided with respect to Debt Securities of that series pursuant to the Indenture. (Section 5.01)

  The Indenture requires the Company to file with the Trustee, annually, an officer's certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 12.02) The Indenture provides that the Trustee may withhold notice to the Holders of a series of Debt Securities of certain defaults that are cured within 30 days (except payment defaults on such Debt Securities) if it determines in good faith that the withholding of such notice is in the interest of the Holders of such series of Debt Securities. (Section 6.02)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding (as defined below under "Certain Definitions") occurs and is continuing, then in every case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of all the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Upon payment of such amount in the currency in which such Debt Securities are denominated (except as otherwise provided in the Indenture or the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. (Section 5.02)

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 5.12)

  At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the Trustee a sum in the currency in which such Debt Securities are denominated (except as otherwise provided in the Indenture or the applicable Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Debt Securities or all overdue payments with respect to any Coupons of such series; (B) the principal of (and premium, if any, on) any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities; (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Debt Security of such series or upon overdue payments on any Coupons of such series at a rate established for such series; and (D) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of Debt Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02).

MERGER OR CONSOLIDATION

  The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not otherwise be permitted by the Indenture without making effective provision whereby the Outstanding Debt Securities and any other indebtedness of the Company then entitled thereto will be equally and ratably secured with any and all indebtedness and obligations secured thereby, the Company or such successor corporation or Person, as the case may be, will take such steps as will be necessary effectively to secure all Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby; and
(4) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture provisions and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 10.01)

MODIFICATION OR WAIVER

  Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may modify the Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by such successor of the covenants of the Company in the Indenture and in the Debt Securities; (2) to add to the covenants of the Company, for the benefit of the Holders of all or any series of Debt Securities and the Coupons, if any, appertaining thereto and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will become effective only when there is no Outstanding Debt Security or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities; (7) to supplement any of the provisions of the Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, of any series as permitted by the Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the Indenture; provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities or Coupons, if any, of any series created prior to such modification in any material respect (Section 11.01)

  With the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification voting separately, the Company and the Trustee may modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture of such Debt Securities; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security of each such series affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities; (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or (3) modify any of the provisions of the Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security of each series affected thereby. (Section 11.02)

  A modification which changes or eliminates any covenant or other provision of the Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or which modifies the rights of the Holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities and Coupons, if any, of any other series. (Section 11.02)

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive any past default under the Indenture with respect to such series and its consequences, except a default
(1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series; or (2) in respect of a covenant or provision hereof which pursuant to the second paragraph under "Modification or Waiver" cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Debt Securities of such series under the Indenture, but no such waiver will extend to any subsequent or other default or impair any right consequent thereon. (Section 5.13)

  The Company may omit in any particular instance to comply with certain covenants in the Indenture (including, if so specified in the Prospectus Supplement, any covenant not set forth in the Indenture but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series, except as otherwise provided in the Prospectus Supplement, and the covenant requiring the Company to maintain its corporate existence and the covenants relating to the limitation upon mortgages and liens and the limitation upon sale and leaseback transactions) with respect to the Debt Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the Trustee in respect of any such provision will remain in full force and effect. (Section 12.09)

DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture with respect to the Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either (A) all Debt Securities and the Coupons, if any, of such series have been delivered to the Trustee for cancellation, or (B) all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the Trustee for cancellation
(i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be: provided, however, in the event a petition for relief under any applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the deposited money to the Company, the obligations of the Company under the Indenture with respect to such Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with. (Section 4.01)

  If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of the Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Debt Securities of such series, Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 15.01)

  At the Company's option, either (1) the Company shall be deemed to have been discharged (as defined below under "Certain Definitions") from its obligations with respect to Debt Securities of any series ("legal defeasance option") or
(2) the Company shall cease to be under any obligation to comply with certain provisions of the Indenture relating to mergers and consolidations of the Company and the provisions relating to limitations upon mortgages and liens and limitations upon sale and leaseback transactions with respect to Debt Securities of any series (and, if so specified, any other obligation of the Company or restrictive covenant added for the benefit of such series) ("covenant defeasance option") at any time after the following conditions have been satisfied: (A) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series (i) money in an amount, or (ii) U.S. Government Obligations (as defined below under "Certain Definitions") which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (B) such deposit shall not cause the Trustee with respect to the Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series; (C) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (D) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Debt Securities to be delisted; (E) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (F) the Company shall have delivered to the Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or discharge. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Debt Securities shall be reinstated. (Section 15.05)

PAYMENT AND PAYING AGENTS

  If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such Debt Securities an office or agency where such Debt Securities may be presented or surrendered for payment, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of such Debt Securities and the Indenture may be served. If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain (1) in the Borough of Manhattan, the City and State of New York, an office or agency where any Registered Securities of such series may be presented or surrendered for payment, where any Registered Securities of such series may be surrendered for registration of transfer, where Debt Securities of such series may be surrendered for exchange, where notices and demands to or upon the Company in respect of such Debt Securities and the Indenture may be served and where Bearer Securities of such series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (2) subject to any laws or regulations applicable thereto, in a Place of Payment for such series which is located outside the United States, an office or agency where such Debt Securities and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on such Debt Securities, if so provided in such series); provided, however, that if such Debt Securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for such Debt Securities in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as such Debt Securities are listed on such exchange, and (3) subject to any laws or regulations applicable thereto, in a Place of Payment for such Debt Securities located outside the United States an office or agency where any Registered Securities of such series may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange and where notices and demands to or upon the Company in respect of such Debt Securities and the Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee (in the case of Registered Securities) and at the principal London office of the Trustee (in the case of Bearer Securities), and the Company has appointed the Trustee as its agent to receive all presentations, surrenders, notices and demands. (Section 12.03)

  No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on such Debt Securities, if so provided in the Prospectus Supplement shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the Indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

BOOK-ENTRY DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Payments of principal of (premium, if any) and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee and then by the Trustee to the depositary.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

  If DTC is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. If Registered Securities of any series shall have been issued in the form of one or more Global Securities and if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities.

  The following is based on information furnished by DTC:

  DTC will act as securities depositary for Debt Securities represented by one or more Global Securities. The Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security will be issued for each issue of the Debt Securities, each in an aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount (if any) permitted by DTC, one Global Security will be issued with respect to such maximum principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities represented by one or more Global Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each beneficial owner of each Global Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner will not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of such transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into such transaction. Transfers of ownership interests in Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for one or more Global Securities is discontinued.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identify of the Direct Participants to whose accounts Global Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Global Securities purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Global Securities by causing the Direct Participant to transfer the Participant's interest in the Global Securities, on DTC's records, to the Paying Agent. The requirement for physical delivery of Global Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Securities are transferred by Direct Participants on DTC's records.

  DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not appointed within 90 days, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

  None of the Company, any underwriter or agent, the Trustee, any applicable Paying Agent or the registrar of any Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

THE TRUSTEE UNDER THE INDENTURE

  The First National Bank of Chicago is one of a number of banks with which the Company maintains ordinary banking relationships and from which the Company has obtained credit facilities and lines of credit.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms as used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

  "Bearer Security" means any Debt Security (with or without Coupons), which is payable to bearer and title to which passes by delivery only, but does not include any Coupons. (Section 1.01)

  "Consolidated Stockholders' Equity", at any time, means the total stockholders' equity of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed fiscal quarter of the Company for which financial information is then available. (Section 1.01)

  "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under the Indenture relating to the Debt Securities of such series, except (1) the rights of Holders of Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" above, payment of the principal of (and premium, if any) and interest on such Debt Securities when such payments are; (2) the Company's obligations with respect to the Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund; (3) the rights, powers, trusts, duties and immunities of the Trustee thereunder and the Company's obligation to pay the fees and expenses of the Trustee; and (4) the provisions of the Indenture relating to defeasance. (Section 15.03)

  "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting practice, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities). (Section 1.01)

  "Holder" means, with respect to a Registered Security, the Person in whose name a Registered Security is registered in the Security Register, and with respect to a Bearer Security or a Coupon, the bearer thereof. (Section 1.01)

  "Indebtedness" means (1) any liability of any Person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (C) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (D) preferred or preference stock of a Subsidiary of the Company held by Persons other than the Company or a Subsidiary of the Company;
(2) any liability of others described in the preceding clause (1) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above. (Section 1.01)

  "Maturity" when used with respect to any Debt Security means the dare on which the principal of such Debt Security or an installment of principal becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, repayment at the option of the Holder thereof, required repurchase or otherwise. (Section 1.01 )

  "Outstanding" when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indenture, except as provided in the Indenture. (Section 1.01)

  "Principal Facility" means the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except any facility that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. (Section 1.01)

  "Registered Securities" means any Debt Security in the form established pursuant to Section 2.01 of the Indenture which is registered as to principal and interest in the Security Register. (Section 1.01)

  "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries. (Section 1.01)

  "U.S. Government Obligations" means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt: provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.05)

  "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company, or by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries. (Section 1.01)

                         DESCRIPTION OF CAPITAL STOCK

  As of the date of this Prospectus, the Company's authorized capital stock consists of 300,000,000 shares of Common Stock, par value $1.25 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. As of December 31, 1997, approximately 142,608,916 shares of Common Stock were issued and outstanding. No shares of Preferred Stock are currently outstanding. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), its Bylaws and Georgia corporate law. See "Available Information."

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Any director standing for election may be elected by holders of a plurality of the shares of Common Stock entitled to vote at a meeting of shareholders at which the holders of a majority of the outstanding shares of Common Stock are present, in person or by proxy. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain dividend limitations contained in the Company's outstanding senior promissory notes. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

STOCK PURCHASE RIGHTS

  Shares of Common Stock have attached to them certain Common Stock purchase rights ("Rights") pursuant to a Rights Agreement dated as of October 25, 1995, between the Company and SunTrust Bank, Atlanta, Georgia, as agent. A Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $92.50 (subject to adjustment to prevent dilution). Rights become exercisable after the close of business on the tenth calendar day following the earliest to occur of the following events: (1) a public announcement that someone (or group) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (an "Acquiring Person"), (2) the commencement of a tender offer or exchange offer by someone (or group) that would result in the level of ownership described in (1) above, and (3) the first date of public announcement of a "Flip-in Event" or "Flip-over Event" as described in the Company's Registration Statement on Form 8-A, dated November 2, 1995, including any amendments thereto. The Rights expire on November 6, 2005.

  Under certain circumstances, including within certain time periods, the Company may exchange one share of Common Stock for each Right, subject to adjustment, and it may redeem the Rights for $0.01 each.

  The Rights have anti-takeover effects. They will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, because (subject to limitations) the Rights may be redeemed by the Company prior to the time the Rights would otherwise become exercisable, or if later, the time that a person or group has become an Acquiring Person.

PREFERRED STOCK

  Under its Articles of Incorporation, the Company is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $0.01 per share. There are no restrictions in the Articles of Incorporation on the repurchase or redemption of shares of Preferred Stock. Preferred Stock may be issued from time to time by the Board of Directors of the Company, without shareholder approval, in such series and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as may be fixed by the Board of Directors in the resolution authorizing the issuance; provided however, that holders of Preferred Stock shall not be entitled to more than the greater of (i) one vote per $100 liquidation value or (ii) one vote per share. The holders of Preferred Stock will not be entitled to vote on any matter separately as a class, except to the extent specified with respect to each series with respect to any amendment or alteration of the provisions of the Articles of Incorporation that would adversely effect the powers, preferences, or special rights of the applicable series of Preferred Stock. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock since Preferred Stock may be issued having preference with respect to dividends and in liquidation over the Common Stock, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the Common Stock. In addition, the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, thereof without further shareholder action might serve as an anti-takeover measure and, as such, help to perpetuate the incumbent management of the company or thwart a takeover attempt, notwithstanding the desire of shareholders to change management or accept a takeover offer. As of the date of this Prospectus, the Board of Directors has not authorized the issuance of any shares of Preferred Stock, and the Company has no agreements, arrangements or understandings with respect to the issuance of any shares of Preferred Stock.

  The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Articles of Incorporation and the Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

   (1) The designation of such Preferred Stock.

   (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock.

   (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock.

   (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

   (5) The procedures for any auction and remarketing, if any, of such Preferred Stock.

   (6) The provisions for a sinking fund, if any, for such Preferred Stock.

   (7) The provisions for redemption, if applicable, of such Preferred Stock.

   (8) Any listing of such Preferred Stock on any securities exchange.

   (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

  (10) Whether such Preferred Stock will rank senior or junior to or on a parity with any other class or series of Preferred Stock.

  (11) The voting rights, if any, of such Preferred Stock.

  (12) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

  (13) A discussion of Federal income tax considerations applicable to such Preferred Stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  Pursuant to the Company's Articles of Incorporation, the Company's Board of Directors is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three-year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal in number as possible, provided that in no case shall a decrease in the number of directors for a class shorten the term of an incumbent director.

  Under the Articles of Incorporation, the Board of Directors has the right to make, alter, amend, change, add to or repeal the Company's Bylaws and the right (which, to the extent exercised, is exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the Company. No Bylaw may be adopted by the shareholders that would impair or impede the implementation of the foregoing.

  The affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Company, voting together as a single class, is required to make, alter, amend, change, add to or repeal any provision of the Articles of Incorporation or Bylaws that would be inconsistent with the foregoing governance provisions, unless a majority of the Board of Directors has recommended such a change.

  The above-referenced provisions with regard to the Company's Board of Directors may have certain anti-takeover effects by preventing or delaying a change in the membership of the Company's Board of Directors. Such provisions are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Company's Board of Directors. However, the effect of such provision may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain control of, the Company. To the extent any potential acquirors are deterred by the Company's Board of Directors, such provisions may have the effect of preserving incumbent management in office.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                       DESCRIPTION OF DEPOSITARY SHARES

  The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts.

GENERAL

  Subject to the terms of the Depositary Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by such Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

  From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary

Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least sixty-six and two-thirds percent (66%) of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if the holders of a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, performing its obligations under the Deposit Agreement, by law or any circumstances beyond its control. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

  The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants"), Depositary Shares (the "Depositary Shares Warrants") or Common Stock (the

"Common Stock Warrants," collectively with the Debt Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants (the "Warrants"). Warrants may be issued independently or together with any Offered Securities (as defined under "Plan of Distribution") and may be attached to or separate from such Offered Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Debt Warrant certificates representing such Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, the exercise price and the procedures, terms, limitations and conditions relating to the exercise of such Debt Warrants; (v) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (vi) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (vii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (viii) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (ix) a discussion of the material United States Federal income tax considerations applicable to such Debt Warrants; and
(x) any other terms of such Debt Warrants.

  Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

  The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants, Depositary Shares Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the Securities for which such Warrants are exercisable;
(iii) the price or prices at which such Warrants will be issued; (iv) the number of such Warrants issued with each share of Preferred Stock, Common Stock or Depositary Share; (v) any provisions for adjustment of the number or amount of shares of Preferred Stock, Common Stock or Depositary Shares receivable upon exercise of such Warrants or the exercise price of such Warrants; (vi) if applicable, the date on and after which such Warrants and the related Preferred Stock, Common Stock or Depositary Shares will be separately transferable; (vii) if applicable, a discussion of the material United States Federal income tax considerations applicable to such Warrants;
(viii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (ix) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; (x) the maximum or minimum number of such Warrants which may be exercised at any time; and (xi) any other terms of such Warrants.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock, Common Stock or Depositary Shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

  Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities, Depositary Shares or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities in and/or outside the United States: (i) through underwriters or dealers, (ii) directly to a limited number of purchasers or to a single purchaser or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities, or, if any underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

  If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The legality of the Securities offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Atlanta, Georgia, counsel to the Company and for any underwriters or agents by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUP-PLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH THEY RELATE TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Note Regarding Forward-Looking Statements..................................  S-2
The Company................................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-5
Use of Proceeds............................................................  S-5
Selected Consolidated Financial Data.......................................  S-6
Capitalization.............................................................  S-7
Description of Notes.......................................................  S-8
Underwriting............................................................... S-12
Legal Matters.............................................................. S-13
Experts.................................................................... S-13
                                PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Information by Reference..........................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    4
Description of Capital Stock...............................................   16
Description of Depositary Shares...........................................   19
Description of Warrants....................................................   22
Plan of Distribution.......................................................   24
Legal Matters..............................................................   25
Experts....................................................................   25

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                                 $250,000,000

                                    EQUIFAX

                             6.30% NOTES DUE 2005


                                ---------------

                             PROSPECTUS SUPPLEMENT
                                AND PROSPECTUS

                                ---------------


BEAR, STEARNS & CO. INC.
BANCAMERICA ROBERTSON STEPHENS
 CIBC OPPENHEIMER
  FIRST UNION CAPITAL MARKETS
    SUNTRUST EQUITABLE SECURITIES


                                 June 24, 1998

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